   As filed with the Securities and Exchange Commission on October  27, 1997
                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                             ----------------------

                               RINGER CORPORATION
             (Exact name of registrant as specified in its charter)

              Minnesota                                41-0848688
(State or other jurisdiction              (I.R.S Employer Identification No.)
of incorporation or organization)

                            9555 James Avenue South
                                   Suite 200
                          Bloomington, Minnesota 55431
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       Mark G. Eisenschenk         Copy to:         Amy E. Ayotte
        Ringer Corporation                       Dorsey & Whitney LL
9555 James Avenue South, Suite 200             220 South Sixth Street
   Bloomington, Minnesota 55431                 Minneapolis, MN 55402
         (612) 703-3300                            (612) 340-6323

         (Name, address, including zip code, and telephone number, including area code, of agent for service)


   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

=======================================================================================
                                            Proposed        Proposed
       Title of Each           Amount       Maximum          Maximum       Amount of
    Class of Securities        to be     Offering Price     Aggregate     Registration
     to be Registered        Registered    Per Share*    Offering Price*      Fee
---------------------------------------------------------------------------------------

      Common Stock
    ($.01 par value)         220,000         $1.8125         $398,750          $121
=======================================================================================

* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on October 22, 1997, as reported on the Nasdaq Stock Market.

                             ----------------------

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS


                             RINGER CORPORATION

                        ----------------------------

                              220,000 SHARES OF
                                COMMON STOCK
                              ($.01 PAR VALUE)

                        ----------------------------

      This Prospectus relates to an aggregate of 220,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Ringer Corporation, a Minnesota corporation (the "Company"), that may be sold from time to time by the shareholder named herein (the "Selling Shareholder"). See "Selling Shareholder." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

      Any or all of the Shares may be offered from time to time in transactions on the National Market Segment of the Nasdaq Stock Market in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

      The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

      The Common Stock is traded on the National Market Segment of the Nasdaq Stock Market. On October 23, 1997, the last sale price of the Common Stock as reported on the Nasdaq Stock Market was $1.8125 per share.

                        ----------------------------

     THE ACQUISITION AND OWNERSHIP OF THE COMMON STOCK INVOLVE SUBSTANTIAL RISK FACTORS. THE COMMON STOCK SHOULD BE PURCHASED ONLY BY INVESTORS WHO
        ARE ABLE TO AFFORD THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT.
                        (SEE "RISK FACTORS" ON PAGE 4.)

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

      No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.


              The date of this Prospectus is _____________, 1997.

                               TABLE OF CONTENTS


                                                            PAGE

Available Information.......................................  2
Incorporation of Certain Documents
     by Reference...........................................  3
Risk Factors................................................  4
Ringer Corporation..........................................  6
Selling Shareholders........................................  8
Plan of Distribution........................................  8
Certain Recent Events.......................................  8
Experts.....................................................  9
Legal Matters...............................................  9



                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. A copy of the Registration Statement is also available on the Commission's EDGAR site on the World Wide Web at: http:\\www.sec.gov. In addition, the Common Stock of the Company is listed on the Nasdaq Stock Market and proxy statements and other information concerning the Company can also be inspected at such exchange.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company, which have been filed with the Commission, are hereby incorporated by reference in this Prospectus:

          (a) the Annual Report on Form 10-KSB for the year ended September 30, 1996;

          (b) the Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997;

          (c) the Current Report on Form 8-K filed on April 15, 1997, as amended on June 16, 1997;

          (d) the Company's Proxy Statement relating to the Special Meeting of Shareholders to be held on December 8, 1997; and

          (e) the description of the Common Stock contained in any registration statement or report filed by the Company under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Mark G. Eisenschenk, Chief Financial Officer, Ringer Corporation, 9555 James Avenue South, Suite 200, Bloomington, Minnesota 55431, telephone number (612) 703-3300.

     The Company's principal executive offices are located at 9555 James Avenue, Suite 200, Bloomington, Minnesota 55431, (telephone number (612) 703-3300). For further information concerning the Company, see the documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

                                  RISK FACTORS

     Prospective investors in the shares offered hereby should carefully consider the following risk factors in addition to the other information appearing in or incorporated by reference in this Prospectus.

     Absence of Profitable Operations. Ringer Corporation has reported losses during each year since it became a public company in 1990. As of June 30, 1997, the Company reported an accumulated deficit of $21,877,054. Losses may continue if the Company is unable to achieve its projected sales, gross margins and expense levels.

     Seasonality; Weather Conditions. The Company's business is highly seasonal, with over 80% of sales occurring in the second and third fiscal quarters. Unexpected production or transportation difficulties occurring at the time of peak production could cause sales losses which could not readily be reversed. In addition, the Company's business is affected by the weather. Poor weather has resulted in the past and may in the future result in reduced purchases of the Company's products.

     Manufacturing. Ringer relies upon third parties for the majority of its product manufacturing, formulation and packaging. Although the Company believes that most of its manufacturing does not require specialized technical expertise and that it currently has arrangements with suppliers adequate for its requirements, failure of a third party supplier to perform could cause short-term supply interruptions. Such supply interruptions could adversely affect the Company's ability to deliver product and, during a period of peak production, could adversely affect results of operations.

     Market Acceptance. The Company's business has traditionally been based on environmentally sensitive fertilizers and pesticides. Recently, the Company has shifted its focus to the acquisition of traditional synthetic pesticide product lines. The Company intends to utilize its acquired synthetic product lines as vehicles to develop, manufacture and market products based upon its patented, hybrid fatty acid/traditional pesticide technologies. The Company's future success depends upon its ability to successfully develop and manufacture products incorporating such technologies and upon market acceptance of such hybrid products. The Company's success is also dependent upon its ability to successfully market the synthetic pesticide product lines it has acquired or may acquire in the future as well as its environmentally sensitive lines of pesticides and fertilizers.

     Competition. The Company faces significant competition from numerous manufacturers and marketers participating in the pesticide and fertilizer industries, several of which significantly dominate their respective markets and many of which have substantially greater financial, technical, marketing and other resources than the Company. The Company's environmentally sensitive products generally cost more than those of their conventional chemical counterparts and, therefore, the Company is generally not able to compete on pricing alone.

     Acquisition Strategy. The Company has in the past and intends to continue in the future to pursue acquisitions of companies with related or complementary product lines. Future acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and amortization expenses related to goodwill and intangible assets that could adversely affect the Company's results of operations. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired company, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. The Company currently is party to a merger agreement which the Company anticipates will be consummated in December 1997. See "Certain Recent Developments - Acquisition of Southern Resources, Inc."

     Management of Growth. If the Company is successful in pursuing its acquisition strategy, the Company may experience rapid growth which may place a significant strain on the Company's limited personnel and other resources. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management systems, and to successfully train, motivate and manage its employees. If the Company's management is unable to manage growth effectively, the Company's financial condition could be adversely affected.

     Government Regulation; Product Approval. Government regulation in the United States and other countries is a significant factor in the research, development, production and marketing of pesticides and, to a lesser extent, fertilizers. To develop and sell a pesticide product, federal and state product registration must be obtained for each pest and plant for which the product is used. In the United States, pesticides are regulated by the EPA under the Federal Insecticide, Fungicide and Rodenticide Act, as amended ("FIFRA"), which requires extensive efficacy, toxicology and environmental testing to substantiate product performance and safety prior to registration. In addition, many states have additional registration requirements that go beyond FIFRA. There can be no assurance that any testing approvals or registrations will be granted on a timely basis, if at all, or that the Company resources will be adequate to meet the costs of regulatory compliance. Any or all of those approvals may be the subject of disputes that could postpone or prevent research, development, production and/or marketing of the Company's products. The Company cannot predict the effect of future legislation and regulation on the Company's operations.

     In addition, some states have laws imposing liability on certain parties for the release of pesticides and/or fertilizers into the environment in a manner or in concentrations not permitted by law. The Comprehensive Environment Response, Compensation and Liability Act, commonly know as the federal Superfund law, imposes liability on certain parties for the release into the environment of hazardous substances, which might include fertilizers and pesticides under certain circumstances. There can be no assurance that the Company will not be subject to claims under such statutes.

     Advertising Regulation.   The labeling, packaging and advertising of all
products is subject to regulation by individual states and by the Federal Trade Commission ("FTC"). The EPA restricts the use of such terms as "non-toxic," "biodegradable," "natural," "safe" and others covering product safety and the FTC more generally supervises these and other claims to make certain advertising is not misleading. Such restrictions and regulation may affect the manner in which the Company markets its pest control products. While the Company's pest control product labels have been accepted by the EPA and the Company believes the efficacy claims in its advertising materials are consistent with EPA guidelines and FTC regulation, there can be no assurance that EPA or FTC regulations or interpretations may not change in the future or that the EPA, the FTC, other regulatory bodies or competitors of the Company will not challenge the Company's advertising claims.

     Patent Protection. The Company's success depends in part on its ability to protect its patents and other intellectual property rights. The Company owns over 30 patents, which expire at various times during the years 2006 through
2014 and also licenses two patents.   There can be no assurance that the
Company's existing or any future patents will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company.
The Company may be subject to or may initiate interference proceedings in the patent office or may be made a party to, or may initiate, litigation or other disputes regarding intellectual property rights, which can demand significant financial and management resources. After the expiration of the Company's patents, competitors may be subject to fewer restrictions on duplicating its technology. The Company is not aware of any issued patents that would prohibit the use of any technology the Company currently has under development, but cannot be certain that its products do not infringe upon proprietary rights held by others.

     Reliance on Commodities. Many of the Company's fertilizer products contain materials, such as feather, blood and bone meal, which may be subject to price fluctuation or supply shortages and are generally not traded in established commodities markets. There can be no assurance that price fluctuations, weather or other factors will not adversely affect the ability of the Company to obtain these materials on a favorable basis.

     Product Liability. Like most producers of consumer goods, the Company faces the risk of exposure to product liability claims and unfavorable publicity in the event the use of its products results in adverse effects. Although the Company has not been subject to any material claims for products liability, and although it believes that its products do not represent any significant risk if used as directed, there can be no assurance that it will be able to avoid product liability exposure. Although the Company believes that it has adequate products liability insurance, there can be no assurance that such insurance will be adequate to cover potential future claims.

     Possible Volatility of Stock Price. The Company believes factors such as new product announcements by the Company or its competitors, announcements of acquisitions, and quarter-to-quarter variances in financial results could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market in general has experienced significant price and volume fluctuations. These fluctuations have often been unrelated to the operating performance of individual companies. Broad market fluctuations as well as general economic or political conditions may adversely affect the market price of the Common Stock.


                               RINGER CORPORATION

GENERAL

     The Company develops, manufactures and markets a wide variety of nationally-branded lawn, garden and turf products primarily for the retail consumer and specialty commercial and professional markets. Its product lines include environmentally-sensitive, patented, proprietary pesticides and fertilizers sold under the Safer(R) and Ringer(R) brand names, as well as a full line of traditional pesticides sold under the Dexol(R) and various private label brand names.

     The Company's environmentally-sensitive pesticides primarily use botanical technologies to control insects, weeds and fungal diseases without harming beneficial insect populations or leaving harmful residues on turf and garden plants. Its environmentally-sensitive fertilizers use proprietary microbially-based delivery systems that control release of nutrients for extended uniform plant feeding.

     The Company's traditional pesticides principally utilize synthetic technologies commonly available to pesticide formulators. The majority of these traditional pesticides are manufactured by the Company for distribution primarily into the retail consumer marketplace.

     The Company is headquartered in Minneapolis, MN. It maintains manufacturing and warehousing facilities in Torrance, CA to support the Dexol(R) and private label product lines (see "Dexol Acquisition"). It leases and operates a distribution warehouse in Eagan, Minnesota to support the Ringer(R) and Safer (R) branded product lines and it leases office and warehouse space in Toronto, Ontario to support the operations of its Canadian subsidiary.

DEXOL ACQUISITION

     In March 1997, the Company completed the acquisition of substantially all the assets of Dexol, a California-based manufacturer and marketer of home and garden pesticides sold under the Dexol(R) and various private label brand names. Payment of the purchase price of approximately $3,013,000 was effected by: (i) the issuance of 1,059,340 restricted shares of the Company's Common Stock valued at $1,397,000, (ii) the issuance of a promissory note to Dexol in the principal amount of $1,477,000 and (iii) payment of transaction costs of $139,000. In addition, former Dexol shareholders are entitled to a performance-based earnout of up to $455,000 payable in the Company's Common Stock if certain contingencies are achieved.

BANK LINE OF CREDIT

     In May 1997, the Company secured a three-year $25 million credit facility from GE Capital Services. The credit facility is intended to be used to finance the Company's seasonal working capital needs and to provide financing for future acquisitions. The $25,000,000 credit facility replaced a $5,000,000 bank line of credit from a previous lender.

SALES AND MARKETING

     The Company's products are marketed primarily through retail distribution channels. Retail channels consist principally of specialty lawn and garden stores, hardware cooperatives, home centers and mass merchants. In addition, but to a significantly lesser extent, the Company markets products through commercial channels which include specialty distributors who sell products to golf course turf management professionals. In fiscal 1997, approximately 87% of the Company's U.S. sales were to retail markets and 3% were to U.S. commercial markets. Approximately 10% of the Company's fiscal 1997 sales came from international activities, which are managed by its Canadian subsidiary, Safer, Ltd., based in Toronto, Ontario.

DISTRIBUTION AND TRANSPORTATION

     To distribute its products nationally, the Company relies primarily on common carrier transportation, leased warehouse facilities and public warehouse services.

COMPANY PRODUCT AREAS AND TECHNOLOGIES

     The Company's environmentally-sensitive pest control technologies are based primarily on fatty acid compounds, naturally occurring plant extracts, microorganisms, and mechanical traps. The Company holds numerous patents for fatty acid-based pest control products and for products using fatty acid as synergists in combination with both natural and synthetic pesticides. These products are marketed under the Safer(R) brand name.

     Its granular fertilizer technologies are based on the use of naturally occurring soil microbes in combination with plant nutrients and high energy carbohydrate sources which results in a superior, controlled-release fertilizer system. These fertilizers are marketed under the Ringer(R) and Safer(R) brands.

     The Company's traditional, synthetic pesticides utilize technologies commonly available to pesticide formulators. They are manufactured principally by the Company at its Torrance, California manufacturing facility and marketed in the retail consumer marketplace as value brands utilizing the Company's Dexol(R) brand name as well as several private label brand names.

     The Company performs product performance testing utilizing outside contract research and development facilities and its own laboratory in Minneapolis.

PRODUCT DEVELOPMENT

     The Company's product development efforts to create new products and enhance existing products are conducted both internally and externally. Most of the Company's external product development, research and testing is contracted to outside facilities including private laboratories, universities and government researchers unaffiliated with the Company.

MANUFACTURING

     The Company's products are manufactured at both its Torrance, California manufacturing facility and by outside subcontract manufacturers. Substantially all of its traditional synthetic pesticides are self-manufactured while all environmentally-sensitive pest control products and fertilizers are manufactured by subcontract manufacturers located in Missouri and Minnesota. Products for Canadian and overseas markets are manufactured by subcontractors in Canada, Europe and the United States.

FURTHER INFORMATION

     The Company's principal executive offices are located at 9555 James Avenue South, Bloomington, Minnesota 55431 (telephone number (612) 703-3300). For further information concerning the Company, see the documents incorporated by reference herein as described under "incorporation of Certain Documents by Reference."

                              SELLING SHAREHOLDER

     The following table sets forth certain information, as of October 1997, as to the Shares that may be sold by the Selling Shareholder pursuant to this Prospectus.


                                           NUMBER OF
                                             SHARES
                           COMMON STOCK    OF COMMON     SHARES
                          OWNED PRIOR TO  STOCK TO BE  OWNED AFTER
                           THE OFFERING     OFFERED     OFFERING
NAME                      --------------  -----------  -----------
-----
Dexol Industries, Inc.       1,059,340      220,000      839,340



                              PLAN OF DISTRIBUTION

   The Shares will be offered and sold by the Selling Shareholder for its own account. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

   The Selling Shareholder, or its pledgees, donees, transferees or successors in interest, may offer and sell the Shares from time to time in transactions on the Nasdaq Stock Market in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholder. There is no assurance that the Selling Shareholder will sell any or all of the Shares offered by it.

   The Selling Shareholder and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

   The Company has agreed to indemnify the Selling Shareholder and any underwriter and certain control persons related to the foregoing persons against certain civil liabilities, including liabilities under the Securities Act.


                             CERTAIN RECENT EVENTS

ACQUISITION OF SOUTHERN RESOURCES, INC.

   On October 3, 1997, the Company signed an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, a wholly-owned subsidiary of the Company (the "Merger Subsidiary") and Southern Resources, Inc. ("SRI"), pursuant to which the Merger Subsidiary will be merged with and into SRI (the "Merger") and SRI will become a wholly owned subsidiary of the Company.

   SRI is a privately held Fort Valley, Georgia-based holding company. It owns 100% of the stock of SureCo, Inc. ("SureCo"), its operating subsidiary, and Peach County Property, Inc. ("PCP"), a real estate subsidiary, both of which are also located in Georgia. SureCo manufactures and markets pesticides, which it sells under a variety of proprietary and private label brand names to commercial and consumer markets throughout North America. SureCo's commercial pesticides are sold principally under the All Pro(R) brand to distributors of specialty agricultural products and to distributors of professional applicator products and represented approximately $10 million in sales in the fiscal year ended September 30, 1997. Consumer products are sold into the consumer retail market principally under SureCo's Rigo/Black Leaf(R) brand as well as under various private label store-brands and represented sales in fiscal 1997 of approximately $9 million. SureCo also manufactures pesticidal products under contract packaging arrangements for other pesticide marketers, which generated approximately $6 million in fiscal 1997 sales.

   In the Merger, each outstanding share of common stock of SRI will be converted into the right to receive 11,000 shares of the Company's Common Stock. A total of 5,500,000 shares of the Company's Common Stock will be issued in connection with the Merger.

   The Merger is subject to various closing conditions, including the absence of any event that would have a material adverse effect on the assets, properties, liabilities, obligations, financial condition, results of operations or business of SRI. The Merger is also subject to approval of the shareholders of the Company. The Company has filed a Proxy Statement (the "Proxy Statement") with the Securities and Exchange Commission (the "SEC") relating to a special meeting of shareholders of the Company called for the purpose of approving the Merger, which Proxy Statement more fully describes the Merger and which is incorporated herein by reference. See the Proxy Statement for a more complete description of the terms of the Merger.


                                    EXPERTS

   The financial statements of the Company incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended September 30, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of Southern Resources, Inc. and subsidiaries incorporated in this prospectus by reference from the Company's Proxy Statement relating to a Special Meeting of Shareholders to be held on December 8, 1997, have been audited by Smith & Howard, P.C., independent auditors, as stated in their report which is incorporated herein by reference, in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     SEC Registration Fee..........  $   121
     Accounting Fees and Expenses..    3,000
     Legal Fees and Expenses.......    7,000
                                     -------
          Total....................  $10,121

   All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Article Seven of the Company's Restated Articles of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when such Article Seven became effective.

   The Restated Bylaws of the Company provide that the officers and directors of the Company and certain others shall be indemnified to substantially the same extent permitted by Minnesota law.

   Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity (as defined) of such person, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or complete civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

   The Company maintains a standard policy of officers' and directors' insurance.

ITEM 16.  LIST OF EXHIBITS

   4     Specimen Certificate of Common Stock (incorporated by reference to
         Exhibit 4.1 of the Company's Registration Statement on Form S-18, SEC File No. 33-36205-C.)

   5     Opinion of Dorsey & Whitney LLP.

   23.1  Consent of Deloitte & Touche LLP.

   23.2  Consent of Smith & Howard, P.C.

   23.3 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement).

   24    Power of Attorney.

ITEM 17.  UNDERTAKINGS

   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

      Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this a registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on October 27, 1997.

                                 RINGER CORPORATION



                                 By    /s/ Stanley Goldberg
                                   ----------------------------------------
                                      Stanley Goldberg
                                      President and CEO


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 27, 1997.


Signature                                                   Title
---------                                                   -----

/s/ Stanley Goldberg                     Chairman, President and CEO
------------------------                 (principal executive officer)
Stanley Goldberg

/s/ Mark G. Eisenschenk                  Executive Vice President and
------------------------                 Chief Financial Officer
Mark G. Eisenschenk                      (principal financial officer)


/s/ Joseph R. Price                      Vice President Finance
------------------------                 (principal accounting officer)
Joseph R. Price

Gordon F. Stofer*                        Chairman of the Board and Director

Robert W. Fischer                        Director

Donald E. Lovness*                       Director

Richard Mayo*                            Director

Dr. Franklin Pass*                       Director

John F. Hetterick                        Director

Frederick F. Yanni, Jr.*                 Director


*By /s/ Stanley Goldberg                 Attorney-in-fact
    --------------------
     Stanley Goldberg